Exhibit 99.1

For immediate release	For information, contact
First Citizens Bank
Craig L. Nix
Chief Financial Officer
Phone: 803.733.2659

First Citizens Reports Earnings for Second Quarter 2005

COLUMBIA, S.C., July 21, 2005 – First Citizens Bancorporation, Inc. (OTCBB-”FCBN”) (herein referred to as “Bancorporation”) reports consolidated net income for the quarter ended June 30, 2005 of $11.20 million.

Net income. Net income for the quarter ended June 30, 2005 was $11.20 million compared to $8.08 million for the quarter ended June 30, 2004. The increase in net income was primarily driven by an increase in net interest income of $4.69 million. During the quarter, net interest income after provision for loan losses increased by $6.57 million, partially offset by a decrease in noninterest income of $1.36 million and an increase in noninterest expense of $217 thousand.

Condensed Balance Sheet. Total assets increased from $4.53 billion as of December 31, 2004 to $4.99 billion as of June 30, 2005. Total deposits as of June 30, 2005 were $4.13 billion compared to $3.85 billion as of December 31, 2004. Gross loans as of June 30, 2005 were $3.31 billion compared to $3.12 billion as of December 31, 2004. On May 1, 2005, First Citizens Bank and Trust Company, Inc. (“First Citizens Bank”) completed its acquisition of People’s Community Capital Corporation (“PCCC”). As a result of the PCCC acquisition, total loans of $81.43 million, deposits of $106.84 million, and goodwill of $23.43 million were recorded.

Long-term debt increased from $125.36 million as of December 31, 2004 to $205.87 million as of June 30, 2005. The increase primarily related to the issuance and sale on April 5, 2005 of $75 million principal amount of subordinated notes due April 1, 2015. The remainder of the increase related to long-term debt acquired in the PCCC acquisition.

Other assets increased from $119.66 million as of December 31, 2004 to $268.79 million as of June 30, 2005. The increase primarily related to the funding by First Citizens Bank of a trust account on June 30, 2005 in the amount of $108.66 million to pay shareholders in connection with the acquisition of Summit Financial Corporation. The acquisition became effective on July 1, 2005.

Net interest income. During the second quarter of 2005, net interest income increased by $4.69 million to $42.28 million or by 12.47%, from $37.60 million for the quarter ended June 30, 2004. The increase in net interest income was primarily due to earning asset growth. Average earning assets grew by 11.60% from $4.06 billion as of June 30, 2004 compared to $4.53 billion as of June 30, 2005, an increase of $471 million. The most significant component of earning asset growth was in loans.

Provision for loan losses. For the comparable quarters, provision for loan losses decreased by $1.88 million. The decline was due to a decline in net charge-offs from $1.71 million for the quarter ended June 30, 2004 to $ 836 thousand for the quarter ended June 30, 2005 and a continuing decline in the net charge-off ratio.

Noninterest income and expense. For the comparable quarters, noninterest income decreased $1.36 million or by 8.66%. The most significant components of the change in noninterest income were a $1.35 million decrease in mortgage income and a $662 thousand decrease in the gain on sale of investment securities, partially offset by an increase of $413 thousand in service charges on deposits.

The decrease in mortgage income was primarily related to a $1.52 million increase in amortization expense on mortgage serving rights. The increase in amortization expense was primarily related to the recording of impairment during the quarter ended June 30, 2005 totaling $307 thousand compared to recapture of impairment of $1.22 million recorded during the quarter ended June 30, 2004.

Noninterest expense increased $217 thousand or by .57% over the comparable quarter in 2004. The most significant components of the change in noninterest expense were a $720 thousand increase in salaries and employee benefits, a $359 thousand increase in net occupancy expense and a $249 thousand increase in furniture and equipment expense, partially offset by decreases of $1.12 million in other noninterest expense and a net $292 thousand in amortization expense. The increase in salary expense is primarily due to increases in salaries related to the PCCC acquisition and increases in employee benefits costs. The increase in net occupancy and furniture and equipment expense relates primarily to an increase in depreciation expense of $529 thousand. Other noninterest expense declined primarily due to $1.02 million in branding campaign expenses incurred in the second quarter of 2004 which were not incurred in 2005. The net decrease in amortization expense is primarily due to the run off of core deposit intangible on prior acquisitions.

Net income for the six months ended June 30, 2005. For the six months ended June 30, 2005, consolidated net income was $21.16 million compared to $16.40 million for the six months ended June 30, 2004. Net income increased for the six months ended June 30, 2005, due to an $8.80 million increase in net interest income after provision for loan losses, and a $132 thousand increase in noninterest income, partially offset by a $1.27 million increase in noninterest expense. Net interest income after provision for loan losses was $79.79 million for the six months ended June 30, 2005, an increase of $8.80 million over the same period in 2004. Net interest income after provision for loan losses and noninterest expense increased for the same reasons explained above for the quarter ended June 30, 2005. The more significant changes in noninterest income consisted of a $725 thousand increase in the gain on sale of fixed assets, a $219 thousand increase in bankcard fees, partially offset by a decrease in the gain on sale of investment securities of $911 thousand.

Dividends declared. At its meeting held today, the Board of Directors of Bancorporation declared a second quarter common stock dividend of $0.35 per share for shareholders of record as of August 15, 2005, payable August 25, 2005.

Acquisition of Summit Financial Corporation. On July 1, 2005, Bancorporation announced that First Citizens Bank completed its acquisition of Summit Financial Corporation. Total assets of $351.69 million, total loans of $255.42 million and total deposits of $267.62 million were acquired as a result of the transaction.

First Citizens Bancorporation, Inc. is a three-bank financial holding company headquartered in Columbia, South Carolina, with $4.99 billion in total consolidated assets as of June 30, 2005. For more information, visit the First Citizens web site at www.firstcitizensonline.com.

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation’s customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, general economic conditions, and risks, uncertainties, and other factors described from time to time in Bancorporation’s periodic reports filed with the United States Securities and Exchange Commission.

CONDENSED STATEMENTS OF INCOME

(thousands, except per share data; unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Interest income	$60,381	$48,801	$115,338	$97,526
Interest expense	18,099	11,206	33,111	22,378
Net interest income	42,282	37,595	82,227	75,148
Provision for loan losses	1,121	3,002	2,439	4,156
Net interest income after provision for loan losses	41,161	34,593	79,788	70,992
Noninterest income	14,370	15,732	28,871	28,739
Noninterest expense	38,034	37,817	75,605	74,339
Income before income tax expense	17,497	12,508	33,054	25,392
Income tax expense	6,299	4,428	11,899	8,988
Net income	$11,198	$8,080	$21,155	$16,404
Net income per share	$12.41	$8.90	$23.44	$18.05
Cash dividends paid per share	$0.35	$0.35	$0.70	$0.70
Profitability information (annualized):
Return on average assets	0.91%	0.73%	0.88%	0.75%
Return on average equity	11.67	9.27	11.22	9.47
Taxable-equivalent net yield on average interest-earning assets	3.76	3.74	3.76	3.76

CONDENSED BALANCE SHEET

(thousands, except per share data; unaudited)

	June 30, 2005	December 31, 2004
Cash and due from banks	$192,982	$162,620
Federal funds sold	118,222	111,554
Investment securities	978,841	904,419
Loans and leases, net	3,305,629	3,124,197
Allowance for loan losses	(45,100)	(43,623)
Premises and equipment, net	171,980	154,823
Other assets	268,792	119,661
Total assets	$4,991,346	$4,533,651

Deposits	$4,131,255	$3,848,373
Long-term debt	205,874	125,361
Other liabilities	265,199	190,461
Stockholders’ equity	389,018	369,456
Total liabilities and stockholders’ equity	$4,991,346	$4,533,651
Book value per share	$429.31	$407.54

SELECTED AVERAGE BALANCES

(thousands; unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Total assets	$4,957,747	$4,439,195	$4,838,359	$4,420,910
Investment securities	972,982	904,207	951,488	913,320
Loans and leases, net	3,252,600	3,016,043	3,200,431	2,983,888
Interest-earning assets	4,532,136	4,061,043	4,424,721	4,042,782
Deposits	4,114,019	3,789,739	4,053,502	3,792,192
Interest-bearing liabilities	3,768,892	3,371,086	3,675,942	3,370,780
Stockholders’ equity	384,870	350,743	380,319	348,195

CONTACT: Craig L. Nix of First Citizens Bancorporation, Inc. at 803-733-2659